                                                                    Exhibit 10.2

                     AMENDED AND RESTATED SERVICES AGREEMENT
                     MICROSOFT CORPORATION AND ExpEDIA, INC.

     THIS AMENDED AND RESTATED AGREEMENT (this "Agreement") is entered into as of December 21, 2001 (the "Effective Date") by and between MICROSOFT Corporation, a corporation organized under the laws of the State of Washington ("Microsoft"), and EXPEDIA, Inc., a corporation organized under the laws of the State of Washington ("Expedia"), with reference to the following facts:

     A. On or about October 1, 1999, Microsoft caused the formation of Expedia and transferred certain Microsoft assets to Expedia in return for certain stock in Expedia.

     B. To assist Expedia in its day-to-day operations as a new corporate entity, Microsoft and Expedia entered into a Services Agreement dated as of October 1, 1999 (the "Original Services Agreement"), pursuant to which Microsoft provided certain transition services to Expedia, and Expedia engaged Microsoft to provide such services.

     C. The parties amended and superceded the Original Services Agreement in its entirety by entering into the Amended and Restated Services Agreement on January 01, 2001.

     D. On July 1, 2001, Microsoft and Expedia entered into Amendment No. 1 to the Amended and Restated Services Agreement ("Amendment No.1").

     E. The Original Services Agreement, the Amended and Restated Services Agreement, and Amendment No.1 shall collectively be referred to herein as the "Agreement."

     F. The parties now desire to amend the Agreement as more particularly set forth herein.

     G. All capitalized terms not defined herein shall have the same meanings ascribed them in the Services Agreement.

     THEREFORE, the parties hereby agree as follows:

I. Provision OF SERVICES; PAYMENT OF SERVICES
   ------------------------------------------

     1.1 Upon the terms and subject to the conditions of this Agreement, Microsoft shall provide the services described in Attachment A, attached hereto and incorporated herein by this reference, to Expedia. Such services will be categorized within the following "Blocks": Real Estate & Facilities Services; Corporate Accounting Services; Human Resource Services; Information Technology Support Services; Corporate Services; and Operations (CCS). In its sole discretion, Microsoft will have the right to cause third party subcontractors to perform any or all of the services required of Microsoft hereunder, provided that any such delegation by Microsoft will not relieve Microsoft of its obligations hereunder.

     1.2 Microsoft agrees that it will at all times use its best commercially reasonable efforts to perform any and all of the services to be provided pursuant to this Section 1 to the reasonable satisfaction of Expedia and will at all times retain and utilize a sufficient number of qualified personnel to perform all of such services.



                                       1

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     1.3  Expedia shall pay Microsoft for services rendered hereunder according to Attachment A. Except as expressly provided otherwise in Attachment A, Microsoft shall bill Expedia fifteen (15) days after the end of each fiscal quarter (with partial months prorated on a daily basis). Compensation payments shall be due within thirty (30) days after the date of the applicable invoice from Microsoft, or as agreed upon from time to time as services are requested. For the purposes hereof, a "fiscal year" shall end on June 30, and a "fiscal quarter" shall mean one of the four (4) three-month periods in a fiscal year, as customarily determined by Microsoft. The rate of interest applicable for overdue accounts shall be the applicable United States interest rate as published from time to time by the Microsoft Treasury Department.

     1.4 Except as may be provided in Attachment A, Microsoft shall not have, nor represent itself as having, any authority under the terms of this Agreement to make agreements of any kind in the name of or binding upon Expedia, to pledge Expedia's credit, to seek to obtain for Expedia terms with third parties based on Microsoft's terms with such third party, or to extend credit on Expedia's behalf.

     1.5 All Services rendered hereunder are "as-is" and are provided assuming that the services can be provided without material impact or customization of Microsoft's standard or current processes, systems and policies unless such customization of Microsoft's current processes, systems or policies is mutually agreed to by the parties or reflected in the pricing as indicated in each service Block.

     1.6 In the event a claim is made by a third party against Expedia (or Microsoft as related to a claim made against Expedia) in which the allegation is that the act or omission occurred prior to the date Expedia is no longer an affiliate of Microsoft, Microsoft shall have the right to assess a fee for administration of such claim and Expedia agrees to pay such fee.

II. TAXES
    -----

     2.1 The amounts to be paid by Expedia to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on the provision of goods and services to Expedia by Microsoft under this Agreement, regardless of whether the same are separately stated by Microsoft. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of Expedia. Expedia agrees to indemnify, defend and hold Microsoft harmless from any such taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes.

     2.2 Expedia will pay all applicable value added, sales and use taxes and other taxes levied on it by a duly constituted and authorized taxing authority on the services or other items provided under this Agreement or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. Any taxes that are owed by Expedia, (i) as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required or permitted to be collected from Expedia by Microsoft under applicable law, and (iii) are based upon the amounts payable under this Agreement (such taxes described in (i), (ii), and (iii) above are referred to herein as the "Collected Taxes"), shall be remitted by Expedia to Microsoft, whereupon, upon request, Microsoft shall provide to Expedia tax receipts or other evidence indicating that such Collected Taxes have been collected by

                                        2

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Microsoft and remitted to the appropriate taxing authority. Expedia may provide to Microsoft an exemption certificate acceptable to Microsoft and to the relevant taxing authority (including without limitation a resale certificate) in which case, after the date upon which such certificate is received in proper form, Microsoft shall not collect the taxes covered by such certificate.

     2.3 Expedia agrees that each payment to be made hereunder shall be free of all withholding imposed by any jurisdiction, and if any such withholding is required, Expedia shall pay an additional amount such that after deduction of all amounts required to be withheld, the net amount of the payment will equal, on an after tax basis, the amount of the payment that would be due absent such withholding.

     2.4 This Section II shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

     2.5 In addition to the other undertakings of Expedia set forth in this Agreement, Expedia shall be responsible to reimburse Microsoft for any and all Washington Business and Occupation tax liability imposed on Microsoft with respect to the payments received from Expedia by Microsoft. Such reimbursement shall be paid by Expedia to Microsoft through a tax reimbursement payment, in addition to the other payments required to be made pursuant to this Agreement, to be made at the time of each payment required under Attachment A. Such tax reimbursement payments shall each be in an amount such that after Microsoft pays all Business and Occupation taxes imposed with respect to both the payments required elsewhere in this Agreement, and the payments called for in this paragraph, the net amount of the aggregate of all payments made by Expedia to Microsoft under this agreement will equal, on an after tax basis, the amount of the payment that is due under this Agreement excluding this Section 2.5.

III. CONFIDENTIAL INFORMATION
     ------------------------

     The parties understand and acknowledge that each of them (and their respective employees, consultants and subcontractors) may have disclosed to it, in connection with the rendition of services and performance of their obligations of this Agreement, confidential and/or proprietary information of the other party. The terms and conditions of that certain Non-Disclosure Agreement between the parties, dated October 1, 1999, shall apply to all such confidential and proprietary information. In connection with Microsoft's provision of the Services, Expedia may have access to Microsoft confidential information of which Expedia and its employees and agents shall not have any right to make any use. Microsoft shall provide a list, which Microsoft may amend from time to time, of such confidential information ("Excluded Information"), and Expedia shall use its best efforts to prevent its employees and agents from accessing or using such Excluded Information. Expedia management shall communicate the restrictions concerning the Excluded Information which apply after Microsoft's ownership interest is less than 50% of Expedia to Expedia employees and agents.

IV. LIMITATION OF LIABILITY AND INDEMNIFICATION
    -------------------------------------------

     Microsoft and its subcontractors (if any), and its and their respective officers, directors, agents or designees, shall not be liable for any loss incurred by Expedia occasioned by acts performed (or not performed) by them, or advice or assistance given by them, in good faith in the performance of their duties hereunder, and in any event shall be liable only for willful wrongdoing or gross negligence and not for honest errors of judgment; provided, however, that in no event shall Microsoft or such subcontractors be held liable for any consequential damages or for any loss of profits suffered by Expedia or by any third party, and provided further that the amount of damages claimed in respect of all breaches of

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

contract that may occur during one fiscal year in regard to Expedia shall not exceed the amount of compensation which Expedia owes and/or has paid to Microsoft for the fiscal year during which the breach of contract has occurred. Expedia agrees to indemnify and hold harmless Microsoft and its subcontractors, and its and their respective officers, directors, agents and designees, from and against all costs, damages, judgments, attorneys' fees, expenses, obligations and liabilities of every kind and nature which they or any of them may incur, sustain or be required to pay in connection with or arising out of (i) the performance of their obligations hereunder, (ii) Expedia's use of Microsoft's bank accounts with Citibank or other financial institutions or (iii) Expedia's breach of Section III of this Agreement (unless such costs, damages, judgments, fees, expenses, obligations or liabilities are incurred in connection with or arise out of willful wrongdoing or gross negligence). This Section IV shall survive the termination of this Agreement.

V. TERM
   ----

     5.1 This Agreement shall take effect upon the Effective Date and shall continue in full force and effect through September 30, 2002, subject to the other termination provisions set forth in this Section V. Notwithstanding the foregoing, however, Expedia agrees to use best efforts to discontinue use of each of the Services at the earliest practicable date (Q4 FY02 or before), which in no circumstance will be later than September 30, 2002.

     5.2 Notwithstanding Section 5.1 of this Agreement, Expedia may terminate this Agreement in whole or in part, at any time by giving written notice of termination (specifying either the specific service or services or Block(s) being terminated) to Microsoft at least thirty (30) days in advance of the effective date of such termination.

     5.3 Notwithstanding Section 5.1 of this Agreement, Microsoft may terminate this Agreement in whole, or in part, immediately upon written notice to Expedia if Expedia shall have failed to make any payment due hereunder for services rendered hereunder, unless such failure has been cured by Expedia within sixty
(60) days after the original due date for such payment.

     5.4 Microsoft may terminate this Agreement in whole or part, at any time if Expedia poses any material information technology security threat or material financial exposure to Microsoft (e.g., computer hacking into the Microsoft network, which originated from any Expedia source, etc.), provided, however, that Microsoft gives Expedia prior written notice of such threat or exposure. Expedia shall have at least ten (10) business days after receipt of notice in which to cure such threat or exposure. Microsoft may take immediate, independent steps to mitigate an information technology security risk, up to and including a temporary shutdown of an affected information technology-service block(s), and will work with Expedia in good faith to restore any temporarily shutdown service blocks in a timely manner.

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VI. General Provisions
    ------------------

     6.1  Organization, Good Standing, and Authority. Microsoft represents and
          ------------------------------------------
warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

     6.2  Organization, Good Standing, and Authority. Expedia represents and
          ------------------------------------------
warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

     6.3  Entire Agreement. This Agreement constitutes the entire agreement of
          ----------------
the parties with respect to the subject matter hereof, and supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between the parties relating to the subject matter hereof (although the parties acknowledge that on or about the Effective Date they may execute separate agreements dealing with, for example, software licenses, internet data center hosting services, and the "distribution" of expedia.com in msn.com, and nothing contained in this Agreement will be deemed to nullify any provisions of such license, internet service provider or carriage or other agreements). Each party acknowledges that there are no warranties, representations, covenants or understandings of any kind, manner or description whatsoever by either party to the other with respect to the premises except as expressly set forth herein.

     6.4  Amendments. This Agreement shall not be amended or otherwise modified
          ----------
except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and Expedia by their respective duly authorized representatives.

     6.5  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Washington.

     6.6  Assignment. Neither party hereto may assign this Agreement without the
          ----------
prior written consent of the other party signed by such other party's duly authorized representative, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested.

     6.7  Notices. All notices in connection with this Agreement shall be deemed
          -------
given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:

          Microsoft:     Microsoft Corporation
                         One Microsoft Way
                         Redmond, Washington  98052-6399

                         Tel: (425) 882-8080
                         Fax: (425) 936-7329

                         Attention: Chief Financial Officer
                                    Treasurer

                         With copy to: Law and Corporate Affairs
                         With copy to: Service Agreement VI Program Mgr

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          Expedia:       Expedia, Inc.
                         13810 SE Eastgate Way, Suite 400
                         Bellevue, WA  98005

                         Tel: (425) 564-7200
                         Fax: (425) 564-7240

                         Attention: Chief Executive Officer
                                    Chief Financial Officer

                         With copy to: General Counsel
                         With copy to: Vice President, Operations

or to such other address and/or telex and facsimile number as the party to receive the notice or request so designates by written notice to the other.

     6.8   No Waiver. No waiver of any breach of any provision of this Agreement
           ---------
shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     6.9   Savings Clause. If any provision of this Agreement shall be held by a
           --------------
court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

     6.10. Confidentiality. Microsoft and Expedia each agree that the terms and
           ---------------
conditions of this Agreement, including its attachments, will be deemed to constitute, and be treated as, confidential information pursuant to Section III above.

     6.11  Further Assurances. Each party agrees to take such further action and
           ------------------
execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Agreement.

     6.12  Section Headings. The section headings used in this Agreement are
           ----------------
intended for convenience only and shall not be deemed to supersede or modify any provisions.

     6.13  Relationship of Parties. This Agreement is intended solely as a
           -----------------------
services agreement, and no partnership, joint venture, employment, agency, franchise, or other form of agreement or relationship is intended. Each party agrees to be responsible for all of its federal and state taxes, withholding, social security, insurance, and other benefits, and all salaries, benefits, and other costs of its employees, except as otherwise specifically contemplated by the provisions of this Agreement (e.g., where Expedia has agreed to reimburse Microsoft for its costs). From time to time, in connection with the services referred to in Attachment A, Microsoft may act as Expedia's agent if Expedia requests Microsoft to do so and Microsoft, in its sole discretion, agrees.

     6.14  No Third Party Beneficiaries. This Agreement is not intended to
           ----------------------------
create any rights in any person or entity who is not a party to this Agreement, and no such rights are created hereunder.

     6.15  Audit. Expedia shall keep all usual and proper records related to its
           -----
performance described in this Agreement and Attachment A. Microsoft reserves the right, upon twenty-four (24) hours' notice, to audit Expedia's records and computers and the network connected thereto and consult with Expedia's accountants and IT professionals as is reasonable for the purpose of verifying Expedia's compliance with the terms of this Agreement through December 31, 2002, provided that any such audits shall be conducted during normal business hours in such a manner as to not unreasonably interfere with the normal business operations of Expedia. Any such audit shall be paid for by Microsoft unless material discrepancies are disclosed. "Material" shall mean a discrepancy between Expedia's performance under Section III. If material discrepancies are disclosed, Expedia agrees to reimburse Microsoft for the costs associated with the audit. Expedia agrees to promptly correct any deficiencies detected in the audit and shall promptly cooperate with Microsoft to correct any deficiencies identified in the audit.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MICROSOFT CORPORATION                     EXPEDIA, INC.


           /s/ Mark Jonas                           /s/ Michael Day
By ___________________________________    By ___________________________________
   its authorized representative             its authorized representative

                                  ATTACHMENT A

                               SERVICES AGREEMENT

Parties:  MICROSOFT CORPORATION and EXPEDIA, INC.
-------

Effective Date:  December 21, 2001
--------------

General: All capitalized terms in this Attachment A shall have the same meanings
-------
ascribed them in the Agreement unless otherwise noted herein.

Subsidiaries/ Control: For purposes of this Agreement, "Subsidiaries" shall mean
---------------------
any other entity that as of the Effective Date, directly or indirectly, is controlled by Expedia. As used herein, "control" means the beneficial ownership of fifty percent (50%) or more of the voting securities or interests of the entity, in each case.

Accounting Principles: Where the terms of the Agreement or this Attachment A
---------------------
require the application of accounting principles, United States Generally Accepted Accounting Principles shall apply.

Affiliates: For purposes of this Agreement, "Affiliates" shall mean any entity
----------
in which Expedia has an ownership equal to fifty percent (50%) or more.

Bank Accounts: Where the terms of the Agreement or this Attachment A require the
-------------
establishment and maintenance of a bank account with Citibank, the parties agree that Expedia will be responsible to obtain its own accounts with Citibank. Notwithstanding anything to the contrary, however, Microsoft agrees that in the event that Expedia does not qualify for and/or cannot obtain a bank account that is required under this Agreement or this Attachment A, Expedia will be able to use Microsoft's existing bank account with Citibank for the term of this Agreement.

Policies and Procedures: From time to time Expedia and Microsoft may establish
-----------------------
one or more Policies and Procedures document(s) that set forth in further detail the agreed upon services provided under this Agreement with respect to a particular Block of services.

Connectivity: During the Term, Expedia shall not permit any entity or
------------
individual's network (including any newly acquired companies or business partners) to have connectivity to any Expedia network which also connects to Microsoft's network. Provided however, that Expedia shall be permitted to establish connectivity with existing affiliates (e.g. Travelscape), subject to Microsoft security's prior written approval and at Expedia's expense. Notwithstanding the foregoing, in the event Expedia moves off of the CCS Services prior to the expiration of this Agreement, Expedia shall be permitted to connect to a third party entity for the provision of CCS Services, subject to Microsoft security's prior written approval and at Expedia's expense. Further, the parties agree that Expedia shall be permitted to connect to a third party entity for the provision of Internet egress, subject to Microsoft security's prior written approval and at Expedia's expense.

Headcount: Compensation to Microsoft for certain services hereunder will be
---------
based on the "Headcount" for Expedia. "Headcount" will be computed monthly, based on the average daily aggregate number of the following personnel, unless specifically stated otherwise within a specific service block: (i) employees of Expedia; plus (ii) all other individuals employed by third parties who are rendering services

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substantially full-time for Expedia. The number of personnel described in clause
(ii) may be referred to herein as "Contingent Staff"; and the number of personnel described in clause (i) may be referred to as "Non-Contingent Staff."

Direct Expenses: Direct expenses incurred by Microsoft with third parties in
---------------
connection with Microsoft's performance hereunder will be reimbursed by Expedia to Microsoft, or billed directly to Expedia, in addition to any fees payable to Microsoft hereunder. The scope and terms of any work performed by third parties shall be set forth in a statement of work mutually agreed to by the parties.

Compensation for Work Performed outside of the terms of the Agreement: If
---------------------------------------------------------------------
Microsoft performs, at the request of Expedia, any work that is not within scope of this Agreement, including work performed to assist Expedia in transitioning services or customizing services to meet Expedia's requirements, such work will be billed to Expedia (a) at a rate of $67.00 per hour if performed by a Microsoft full time employee (FTE) or (b) at Microsoft's cost in the event that a Microsoft third party or contingent staff person is performing the work directly or is replacing a Microsoft FTE performing such work.

Travel Expenses: All reasonable travel-related expenses incurred by Microsoft in
---------------
connection with Microsoft's performance hereunder will be reimbursed by Expedia to Microsoft, provided that such expenses are approved in writing in advance by Expedia.

Fiscal Year Recalculation: Some of the rates set forth herein are based on the
-------------------------
current Microsoft fiscal year calculations. Such calculations may change over fiscal years, and Microsoft reserves the right to recalculate these rates based on new accounting policies. However, Microsoft will notify Expedia in writing as soon as reasonably possible regarding such rate recalculations (if applicable) and the parties will negotiate in good faith to arrive at a reasonable new rate to be charged.

Card Key Access: Effective upon the date Microsoft's ownership interest is less
---------------
than 50% of Expedia, the individual card keys which grant Expedia employees access to Microsoft buildings shall be disabled and Expedia will use reasonable efforts to collect and return all badges to Microsoft. Thereafter, card key privileges may be extended to certain Expedia employees approved by Microsoft in accordance with Microsoft's partner access program.

Third Party Agreements. Microsoft's Services may require software or services
----------------------
from third parties which Microsoft can not make available to Expedia upon and after the date Microsoft's ownership interest is less than 50% of Expedia. Expedia will be responsible to obtain its own agreements and licenses with vendors for software and services on a list to be provided by Microsoft to Expedia on or before September 1, 2001, and which may be amended from time to time. If Expedia is unable to enter into such agreements and licenses, Expedia acknowledges that Microsoft may be unable to provide the Services. Notwithstanding the foregoing, however, Microsoft acknowledges that it has provided Expedia with assurances that Microsoft has asked for and received consent from SAP to continue to provide Expedia with access to that company's software products, and that such access will be governed by the terms and conditions of Microsoft's license agreements with SAP. Additionally, Microsoft will make reasonable efforts to assist Expedia in obtaining from Siebel Systems, Inc.'s consent to use software products currently licensed by Siebel to Microsoft.

Microsoft Software: Expedia licenses the right to use certain Microsoft retail
------------------
software products and internal software tools that are listed on Exhibit A (the "Microsoft Software") of that certain License Agreement between Expedia and Microsoft dated October 1, 1999 (the "License Agreement"), all licenses relating to such Microsoft Software are royalty-free and perpetual, and shall survive termination

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of the License Agreement, which termination will occur when Expedia is no longer an affiliate of Microsoft. Thereafter, new Microsoft retail software products and all updates thereto are governed byseparate volume software license agreements (Enterprise and Select) between Microsoft and Expedia dated September 25, 2001. Any existing Microsoft internal software tools, which Expedia has in its possession on the date that Expedia is no longer an Affiliate of Microsoft and which are not governed by the License Agreement, are licensed hereunder by Microsoft to Expedia and its Affiliates in whatever code form that Expedia possesses such internal software tools, on a perpetual, irrevocable, nontransferable basis, solely for Expedia's internal business purposes. Notwithstanding the foregoing, however, with regard to the Microsoft internal software tool known as "Source Depot," the parties acknowledge and agree that
(i) Microsoft and Expedia are currently running Source Depot V1.8, (ii) Source Depot V2.0 is scheduled for release sometime in February/March of 2002, (iii) that the parties will work together following the V2.0 release of Source Depot to schedule a turnover of Source Depot V2.0's source and object code, documentation and institutional support knowledge (collectively, "Source Depot V2.0"), and (iv) Microsoft will deliver Source Depot V2.0 to Expedia no later than June 1, 2002. Additionally, with regard to Microsoft internal software tool known as "Interpress," Microsoft and Expedia acknowledge and agree that they will enter into a license and support agreement for Interpress whereby Microsoft will provide Expedia with a license and support (such support to terminate on the earlier of the release of Interpress version 5.0 or two years from the Effective Date of this Agreement) for the current and future versions of Interpres up to but not including version 5.0. or later.

Library Services: Microsoft's licenses with third parties prevent Microsoft from
----------------
making certain of its library services available to Expedia upon and after the date Microsoft's ownership interest is less than 50% of Expedia. Expedia will be responsible to obtain its own agreements and licenses with such third parties for library services. Within thirty (30) days of receipt of an invoice, Expedia will pay all amounts owing to Microsoft for library services as of the Effective Date. Thereafter, Microsoft shall refund a monthly pro rata amount of library service fees paid calculated from the date Microsoft's ownership interest is less than 50% of Expedia.

CORPORATE ACCOUNTING SERVICES BLOCK
-----------------------------------

     Microsoft Corporate Accounting shall provide Expedia with services for transactions and reporting. Such services include the following:

Transaction Support

Accounting and Analysis:
-----------------------

1. Microsoft will provide Expedia and its Subsidiaries with policy and control, as follows:
          a.   SAP security profiles & segregation of duties
          b.   Access to financial & headcount information
          c.   Accounting system data integrity

2. Microsoft will integrate Expedia and its Subsidiaries into Microsoft's month end closing processes. This includes providing:
          a. Finance calendar - Microsoft fiscal period calendar including timing of all finance functions & cutoffs
          b. Issue tracking - live update and tracking of all issues related to close
          c. Controller online signoff - signoff of P&L's prior to finalization

3. Subsidiary report card - report summarizing the amount and type of errors for each co involved in Microsoft close.Microsoft will integrate Expedia and its Subsidiaries into the Microsoft centralized functions:
          a.   SAP:
          i.   General Ledger
          ii.  Consolidation
          iii. Master data maintenance - maintenance of profit centers, cost centers, internal orders, chart of accounts
          iv. Exchange rate control & maintenance - control and maintenance of all foreign currency exchange rates including updating of SAP modules
          b. Revenue Accounting - posting of revenue to the general ledger - tie out with Microsoft sales database
          c.   Allocations
          i.   Alfred - allocation of various costs
          d.   Fixed Asset accounting

4. Microsoft will provide accounting support to Expedia and its Subsidiaries andserve as accounting liaison within Corporate
          (a)  Transition management - acquisitions & divestitures
          (b)  Inter-company accounting
          (c)  Subsidiary service agreement compliance

     Finance Tools
          (a)  SAP input
                    i.   WebJE
                    ii.  Master data
                    iii. Asset Management Tool (AMT)
          (b)  Reporting & Allocation tools
                    i.   Alfred - allocation of various costs
                    ii.  PSS Upload
                    iii. ACP upload
                    iv.  Hierarchy lookup/change requests
                    v.   Corporate Accounting Excel Toolbar
                    vi.  MSInquire
          (c)  Reconciliation Manager

Customer Service:
----------------
(a)  Training

(b)  Self service - //finweb/Corpacct portal
          a.   "I need to"
          b.   FAQ's
          c.   Search
          d.   Site Index

Corporate Accounting - Reporting and Decision Support

          (a) Tools - Reporting and Decision Support provides Expedia access to MARS, MS People and Calypso. Microsoft will allow Expedia users of these tools access to online and live training courses that are offered by Microsoft. Additional or customer training may be provided, at the discretion of Microsoft. Microsoft reserves the right to modify or enhance these tools at any time. Any changes or enhancement requests by Expedia will be at the full discretion of Microsoft.

     (b) Reports and Services - Reporting and Decision Support will provide Expedia with the following reports and services.

            a.   Master data maintenance
            b.   Access requests

Finance and Procurement Systems

From time to time, Expedia may require additional modifications to or implementations of Microsoft Finance and Procurement Systems. At its sole discretion, Microsoft may entertain such requests. Project requests will be prioritized in the same manner as internal Microsoft requests.

Compensation: For the services in this block rendered by Microsoft personnel,
------------
Expedia shall pay Microsoft the following monthly fixed rates:

     (a)  Transaction Support - $6,250/month
     (b)  Corporate Accounting - Reporting and Decision Support - $6,667/month
     (c) Finance and Procurement Systems - As a maintenance and support charge relating to the Microsoft systems that Expedia currently utilizes, Expedia shall pay a monthly fee of $12,500.

HUMAN RESOURCES SERVICES BLOCK
------------------------------

     Services: The Human Resources department of Microsoft shall provide the
     --------
following services to Expedia:

     (a)  HRIS Services: Microsoft will track and maintain all employee data in
          -------------
          the HR SAP System.

     (b)  Stock Option Administration: Expedia employees retain vested stock
          ---------------------------
          options as part of their participation in the Stock Option program of Microsoft. Microsoft will facilitate exercise of Microsoft options for Expedia employees and provide the appropriate reporting to the employees. Expedia will be responsible for updating the employee records in HR SAP.

     (c) In the event that the Microsoft's ownership interest is less than 50% of Expedia, Expedia employees will no longer be eligible Participants in the Stock Option program. At that time and in accordance with the provisions of the Stock Option Program, the Expedia employees would be permitted to exercise their rights under any outstanding awards to the extent exercisable on the date of termination of eligibility status.

     (d)  Contingent Staff Services: Microsoft will provide workforce
          -------------------------
          consultation and procurement of contingent staff services and necessary reporting as requested by Expedia.

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

     Compensation: Expedia shall pay Microsoft the fixed rate of $6,875 monthly
     ------------
for HRIS Services and Stock Option Administration. The compensation for Contingent Staff Services will be $1,250 per month. In the event that an Interface solution is required between PeopleSoft and the Microsoft Stock System, Expedia will pay a one-time development cost of $70,000.

CORPORATE SERVICES BLOCK (US Only)
----------------------------------

------------------------- ----------------------------------------------------------------- --------------------------
      Service Area                        Description of Service Provided                            Pricing
------------------------- ----------------------------------------------------------------- --------------------------
Mail/Courier              Interoffice Mail:                                                 No charge for MS services
                          .   Expedia to overnight shipments to MS for interoffice
                              mail processing at Expedia's expense.
                          .   MS will overnight interoffice mail to Expedia at a
                              mutually agreed upon frequency. At MS' expense.
------------------------- ----------------------------------------------------------------- --------------------------
Communications and        Training on Corporate Services tools provided on an as              Will be charged at MS
Support                   requested basis through MS Market.                                  cost for actual usage.
------------------------- ----------------------------------------------------------------- --------------------------
Accounts Payable          Providing payables services. In order to provide Expedia's              $120/head/year
                          procurement team access to the Purchase Order system, the MS
                          Market page that allows access to P.O maintenance, MS Expense, and MS Invoice will remain operational. All other services will be removed from MS Market as soon as possible after the time Expedia is no longer an affiliate of Microsoft.

                          Requirements:
                          ------------
                          .   CitiBank account required
                          .   MS Invoice MUST be used for submitting invoices
                          .   New vendors must be set-up via MS Invoice for future
                              processing
                          .   Requires SAP
                          .   Requires the use of the MS Procard program to
                              minimize the invoice volume.
------------------------- ----------------------------------------------------------------- --------------------------
Procard                   Provide card servicing and payment processing.                       Included in Accounts
                          Requirements:                                                        Payable charge above
                          ------------
                          .   Relationship with the same bank as Microsoft uses for
                              Procard.

------------------------- ----------------------------------------------------------------- --------------------------
Employee Reimbursements   .   Requirements:  CitiBank account required                         Included in Accounts
                              ------------
                          .   Corp Net required for access to the system                       Payable charge above
                          .   May involve some tax reporting issues
                          .   New employees will have to be MANUALLY added to the
                              system
                          .   Requires SAP

                          Requires that Expedia use expense reimbursement policies that match MS in order for audit services to be provided by MS.

------------------------- ----------------------------------------------------------------- --------------------------
MS Studios                Production, compression, and duplication services provided as      Charged at MS Studios'
                          requested by Expedia. MS Studios cross-charges for all             then current rates for
                          services provided.                                                      actual usage.
------------------------- ----------------------------------------------------------------- --------------------------

          Within 180 days after the termination of any bank account or facility under this Corporate Services Block, access by Expedia to MS Expense, MS Invoice, or other internal tools provided by Corporate Services may be terminated.

INFORMATION TECHNOLOGY SUPPORT SERVICES BLOCK
---------------------------------------------

     Services: The ITG department of Microsoft shall provide substantially the
     --------
same level of service as is being delivered to Microsoft end users. Such services include the following:

     Corporate-Network, Data-center, Email Operation and Telecom: Includes the
     -----------------------------------------------------------
basic services (hardware and labor) to give the user access to the Microsoft corporate network and infrastructure/back-office services, including the telephony infrastructure. This does not include the costs of any additional circuits between Expedia sites and Microsoft hubs, nor does it include IT equipment located at Expedia sites nor does this include any circuits or equipment located on Microsoft premises that is only for the direct and dedicated use by Expedia. Additionally, Cost of Services that are historically billed/budgeted by departments are not included (e.g. isdn lies, long distance, cell phones).

     Corporate Helpdesk: This support service includes both Helpdesk phone support (x65000), Desk-side Support, and Warranty parts replacement for standard equipment. Additional costs will be added for non-standard and non-warranty equipment on a per incident basis).

Compensation: Expedia shall pay Microsoft the monthly rate $600 per headcount
-------------
for corporate services as listed above.

Operations Services Block:
--------------------------

CCS Service Description
-----------------------

Credit Card Services is a payment gateway to Microsoft's payment processor (FDC) that offers the following services:

..    has direct link to FDC for real-time authorizations
..    performs settlement and reconciliation with FDC
..    offers 24x7 production support (see detail below)
..    provides high availability
..    offers simple APIs for real time authorization
..    keeps enhancing the system and adds new features that benefit all subscribers

24x7 production support (3rd bullet above) include:

     .    Capacity planning
     .    Hardware ordering and quality checks
     .    Hosting central service
     .    Monitoring - setup, configuration, and maintenance
     . Setting up and maintaining environments (UAT (for subscriber testing), ACE (performance & stress testing), & Production)
     .    Measuring performance and tuning as needed

     .    Ensuring security is not compromised
     .    Troubleshooting and responding to escalations and issues
     . Planning and executing upgrades and new releases - ensuring minimum downtime and customer impact
     .    Evaluating and performing technology upgrades as it makes sense
     . Communicating planned and unplanned system outages which affect the subscribers
     . Coordinating with teams we are dependent upon or work with (i.e. DB Operations, PSS, DC Operations, ITG GNS, Tier 3 (Dev), etc.)
     .    Hiring and/or training team members
     .    Consulting - to the project team - avoid common pitfalls in advance
     . Leverage Support Lead, Production Manager, and other team members in Redmond, EOC, and APOC to ensure 24x7 coverage (no additional cost)

Compensation: $8,000 per month
------------

Within 180 days after the termination of any Microsoft-supported bank account or facility under Paragraph (c) of the Global Cash Management Services Block, Expedia shall arrange for its own merchant acquiring relationships with American Express and Discover. CCS will continue to deliver services to Expedia as long as Chase Merchant Services continues to be their acquirer.

REAL ESTATE & FACILITIES SERVICES BLOCK
---------------------------------------

          Services:
          --------

          (a)  US: No services provided.
               ---

          (b)  International "Distant" Employees: Microsoft UK and Germany
               ----------------------------------
subsidiaries shall continue to provide facilities space and office support services comparable to those provided in CY2000, except that Microsoft UK's provision of facilities space and office support services shall end on February 10, 2002. Microsoft will provide Expedia with corpnet services in Expedia's new facilities in the UK so long as a separate corpnet circuit (not VPN or DSL) can be provided. Expedia agrees to pay the costs of the new circuit. Expedia requests for space and office support services in other Microsoft subsidiaries shall be accommodated on a space available basis.

          (c) From time to time Expedia may request RE&F to provide any of the following additional services: Office space programming and planning; office space design and construction; office moving, lease auditing; lease consulting and changes; lease administration and enforcement; site and vendor service planning and interior office maintenance consultation.

          Compensation: For each Expedia employee located in a Microsoft
          -------------
facility, Expedia will reimburse Microsoft for all reasonable costs of providing such facilities for Expedia employee's use as follows:

     United Kingdom: 50,000 GBP per month for up to 65 employees

     Germany:        12,461 DM per month for up to 15 employees.

          Additional services shall be agreed upon in advance by RE&F and Expedia and paid pursuant to the "Compensation for Work Performed Outside of the Terms of the Agreement" section at the beginning of this Appendix A. If the services lead to a lease and/or capital project, the charge for RE&F project management shall be 5% of the total cost to Expedia, subject to a minimum of $5,000 and maximum of $150,000 per project.

     Leased Personal Property: If Microsoft purchases or leases on behalf of
     ------------------------
Expedia any furniture, equipment or other personal property for the New Offices, then Expedia will reimburse in full for the purchased items and the applicable lease costs; provided that if a lease permits assignment to Expedia, Microsoft will assign the lease to Expedia and Expedia will assume all of Microsoft's obligations hereunder. However, Microsoft shall not purchase, or enter into any lease for, any such personal property without Expedia's prior consent. Expedia will comply with all terms and conditions of all applicable leases.

MISCELLANEOUS SERVICES BLOCK

------------------------- ----------------------------------------------------------------- --------------------------
      Service Area                        Description of Service Provided                            Pricing
------------------------- ----------------------------------------------------------------- --------------------------
Media Services            Media Services will be provided consistent with Microsoft's             $4,600/month
                          agreements with third parties. If Microsoft is unable to
                          provide such third party elements, Expedia must enter into its own agreements effective upon Expedia no longer being an
                          affiliate of Microsoft.
------------------------- ----------------------------------------------------------------- --------------------------

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